(d)(3)(xi)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2011

ING Investors Trust	ING Partners, Inc.
7337 E. Doubletree Ranch Rd.	7337 E. Doubletree Ranch Rd.
Suite 100	Suite 100
Scottsdale, AZ 85258	Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Portfolio Management Agreement dated October 24, 1997 and amended and restated January 21 2011, as amended, among ING Investors Trust, Directed Services LLC, and T. Rowe Price Associates, Inc. on behalf of ING T. Rowe Price Equity Income Portfolio (“TRP Equity Income Portfolio”), a series of ING Investors Trust, and pursuant to the Investment Subadvisory Agreement dated December 14, 2000, as amended, between Directed Services LLC and T. Rowe Price Associates, Inc., on behalf of ING T. Rowe Price Growth Equity Portfolio, a series of ING Partners, Inc. (“TRP Growth Equity Portfolio,” and together with TRP Equity Income Portfolio, the “Portfolios”), the sub-advisory fee rates for the Portfolios were reduced on June 1, 2010, and the sub-advisory fee rate for TRP Equity Income Portfolio was further reduced on May 1, 2011.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolios with a corresponding reduction (the “Reduction”) for the period from June 1, 2010 through May 1, 2012.  The Reduction shall be calculated as follows:

Reduction = 50% x (total aggregated savings in excess of $500,000 as a result of the sub-advisory fee schedule effective June 1, 2010 with respect to TRP Equity Income Portfolio and TRP Growth Equity Portfolio and effective May 1, 2011 with respect to TRP Equity Income Portfolio pro rata based on each Portfolio’s contribution to the amount saved)

This letter agreement amends the previous letter agreement for the Portfolios dated June 1, 2010.

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Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:

ING Investors Trust

(on behalf of ING T. Rowe Price Equity Income Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

Agreed and Accepted:

ING Partners, Inc.

(on behalf of ING T. Rowe Price Growth Equity Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President